Exhibit 12.1
                       Computation of Ratio of Earnings to
                          Fixed Charges (In Thousands)
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



                                                                                       Fiscal Year ended June 30,
                                                                    --------------------------------------------------------------
                                                      9/30/2003       2003        2002         2001         2000         1999
                                                      -----------   --------------------------------------------------------------
Earnings:
Pre-tax income from continuing operations before
 adjustment for minority interests in consolidated         6,491         40,595     43,918       (26,757)     10,333        6,036
 subsidiaries or income or loss from equity investees
Less: Losses from Minority interest                            -              -       (450)       (9,106)     (2,027)           -
Less: Equity investment income/(loss)                          -              -          -            83          19       (1,912)

                                                      -----------   --------------------------------------------------------------
Total Earnings                                           $ 6,491       $ 40,595   $ 43,468     $ (35,946)    $ 8,287      $ 7,948
                                                      -----------   --------------------------------------------------------------

Fixed Charges:
Interest Expense                                             114            238        435         1,263         133           55
Estimated interest component of rent Expense (1)             547          2,557      2,169         2,517       1,308          991
                                                      -----------   --------------------------------------------------------------
Total Fixed Charges                                        $ 661        $ 2,795    $ 2,604       $ 3,780     $ 1,441      $ 1,046
                                                      -----------   --------------------------------------------------------------


                                                      -----------   --------------------------------------------------------------
Ratio of earnings to fixed charges                         10.82          15.52      17.69            <0        6.75         8.60
                                                      ===========   ==============================================================
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(1) The ratio of earnings to fixed charges is computed by dividing pre-tax income from continuing operations (before adjustment for minority interests in consolidated subsidiaries and loss from equity investees) by fixed charges.
 Fixed charges consist of interest charges, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the year ended June 30, 2001, earnings were insufficient to cover fixed charges by $35.9 million.